Exhibit 5.13

November 5, 2009

Wendy’s/Arby’s Restaurants, LLC
1155 Perimeter Center West
Atlanta, Georgia 30338

Registration Statement on Form S-4

Ladies and Gentlemen:

          We have acted as special counsel to RTMSC, LLC, a South Carolina limited liability company (the “LLC Guarantor”), in connection with the Registration Statement on Form S-4 , as amended (the “Registration Statement”), of Wendy’s/Arby’s Restaurants, LLC, a Delaware limited liability company (the “Company”), the LLC Guarantor and the other subsidiaries of the Company named therein as guarantors (collectively, the “Subsidiary Guarantors” and together with the LLC Guarantor, the “Guarantors”), filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). The Registration Statement relates to the registration under the Act of the Company’s $565,000,000 aggregate principal amount of 10.00% Senior Notes due 2016 (the “Exchange Notes”) and the guarantees of the Exchange Notes by the Guarantors (the “Guarantees”).

          The Exchange Notes and the Guarantees are to be issued in exchange for the Company’s outstanding $565,000,000 aggregate principal amount of 10.00% Senior Notes due 2016 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors. The Exchange Notes and the Guarantees will be issued by the Company and the Guarantors in accordance with the terms of the Indenture, dated as of June 23, 2009, among the Company, the Guarantors and U.S. Bank National Association, as trustee, as supplemented by the Supplemental Indenture, dated as of July 8, 2009 (as supplemented, the “Indenture”).

          In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

           1. the Registration Statement;

           2. the Indenture, including as an exhibit thereto the form of Exchange Note, included as Exhibits 4.1 and 4.3 to the Registration Statement;

Wendy’s/Arby’s Restaurants, LLC

November 5, 2009

          3. the Registration Rights Agreement, dated as of June 23, 2009 (the “Registration Rights Agreement), among the Company, the Guarantors and the initial purchasers named therein, included as Exhibit 4.2 to the Registration Statement. In addition, we have examined (i) such corporate records of the LLC Guarantor that we have considered appropriate, including a copy of the Articles of Organization, as amended, and limited liability company agreement, as amended, of the LLC Guarantor, certified by the LLC Guarantor as in effect on the date of this letter (collectively, the “Charter Documents”) and copies of resolutions of the Managers of the LLC Guarantor relating to the issuance of the Guarantees, certified by the LLC Guarantor and (ii) such other certificates, agreements and documents that we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon the factual matters contained in the representations and warranties of the LLC Guarantor made in the Documents and certificates of the officers of the LLC Guarantor and upon certificates of public officials.

           In our examination of the documents referred to above, we have assumed, without independent investigation:

     (a) The genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

     (b) Each of the Documents constitutes the legal, valid and binding obligation of each party thereto, enforceable against each such party in accordance with its respective terms under the internal laws of the State of New York and under the internal laws of the jurisdiction of incorporation or formation of each such party.

          We have not participated in the preparation of the Registration Statement. We have examined no other documents and have made no inquiries except as described in this letter, and we are relying solely on the Documents in rendering the opinions set forth in this letter, subject to the limitations, assumptions and qualifications set forth below. We have not conducted a search of the dockets of any court or administrative or other regulatory agency. We express no opinion with respect to any securities, disclosure or similar law, rule or regulation.

          Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

Wendy’s/Arby’s Restaurants, LLC

November 5, 2009

          1. The LLC Guarantor has been duly organized and is validly existing and in good standing under the laws of the State of South Carolina.

          2. The LLC Guarantor has all necessary power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantee of the LLC Guarantor.

          3. The Indenture and the Guarantee of the LLC Guarantor have been duly authorized, executed and delivered by the LLC Guarantor.

          4. The execution, delivery and performance by the LLC Guarantor of the Indenture and the Guarantee of the LLC Guarantor and the transactions contemplated thereby have been duly authorized by all necessary action by the LLC Guarantor.

          5. The issuance of the Guarantee by the LLC Guarantor, the compliance by the LLC Guarantor with all of the provisions of the Indenture and the Guarantee by the LLC Guarantor and the performance of its obligations thereunder will not (i) result in a violation of the Charter Documents or (ii) violate any South Carolina law, rule or regulation or any order known by us to be applicable to the LLC Guarantor of any governmental agency or body of the State of South Carolina, or court of the State of South Carolina having jurisdiction over the LLC Guarantor or its properties.

          The opinions expressed above are limited to the laws of the State of South Carolina. Our opinion is rendered only with respect to those laws, and the rules, regulations and orders under those laws, that are currently in effect. This letter speaks only as of its date, and we expressly disclaim any obligation to update this opinion in the event of any change in law or fact after the date of this letter. This opinion is limited to the matters expressly set forth herein and no opinion is implied or may be inferred beyond the matters expressly stated herein.

          We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” contained in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Act or the Rules. We also consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) for the purposes of Paul, Weiss’ opinion letter to the Company dated as of the date hereof and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours, Wyche, Burgess, Freeman & Parham, P.A. /s/ Cary H. Hall